UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 12, 2011

EQUITY RESIDENTIAL
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-12252 (Commission File Number)	13-3675988 (I.R.S. Employer Identification Number)
ERP OPERATING LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in its Charter)

Illinois (State or other jurisdiction of incorporation or organization)	0-24920 (Commission File Number)	36-3894853 (I.R.S. Employer Identification Number)
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(Address of principal executive offices)
Registrant’s telephone number: (312) 474-1300
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)	On July 12, 2011, Mary Kay Haben was appointed as a Trustee of Equity Residential (the “Company”). In connection with Ms. Haben’s appointment, the size of the Company’s Board of Trustees was increased from 10 to 11. Ms. Haben was also appointed to serve on the Audit Committee effective as of such date. The Company has determined that Ms. Haben is independent of the Company and its management within the meaning of the New York Stock Exchange listing standards.

As a non-employee Trustee, Ms. Haben will receive an annual cash retainer of $55,000, an annual retainer of $87,500 paid in a combination of share options and restricted shares, and an additional $7,000 annual cash retainer for her service on the Audit Committee, with all such amounts prorated from the date of her appointment to the date of the Company’s 2012 Annual Meeting of Shareholders. The Company entered into an Indemnification Agreement with Ms. Haben in substantially the same form that the Company has entered into with its other trustees and executive officers. The form of the Indemnification Agreement was filed as Exhibit 10.18 to the Company’s Form 10-K for the year ended December 31, 2003, filed with the SEC on March 12, 2004.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY RESIDENTIAL
Date: July 12, 2011	By:	/S/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel

ERP OPERATING LIMITED PARTNERSHIP
	By:	Equity Residential, its general partner

Date: July 12, 2011	By:	/S/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel